UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AutoWeb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

Inducement Stock Option Award Agreements
(Full title of the plan)

Glenn E. Fuller, Esq. Executive Vice President, Chief Legal and Administrative Officer and Secretary 18872 MacArthur Blvd., Suite 200, Irvine, California 92612-1400
(Name and address of agent for service)
(949) 862-1392
(Telephone number of agent for service)

With a copy to:

Keith Paul Bishop, Esq. Allen Matkins, Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, California 92614-7321
Telephone: (949) 851-5428

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.
☐

Explanatory Note
Deregistration of Shares

AutoWeb, Inc. (formerly Autobytel Inc.), a Delaware corporation (“Registrant”), is filing this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement (File No. 333-212911) to deregister shares of Registrant’s common stock, par value $0.001 per share, previously registered for offer and sale under (i) the Inducement Stock Option Award Agreements entered into with Bret Dunlap on September 30, 2013; (ii) the Inducement Stock Option Award Agreement entered into with Phillip W. DuPree on January 13, 2014; and (iii) the Inducement Stock Option Award Agreement entered into with H. Donald Perkins, Jr. on June 18, 2015 (collectively, “Stock Option Agreements”).

On August 4, 2016, Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 333-212911) (“Form S-8”), pursuant to which it registered 115,457 shares of Registrant’s common stock, par value $0.001 per share (“Shares”), to be issued pursuant to the Stock Option Agreements.

In accordance with an undertaking made by Registrant in the Form S-8 to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offering, Registrant hereby removes from registration all of such Shares of Registrant registered but unsold under the Form S-8, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-212911) to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 9, 2018
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary